Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC., REPORTS THIRD QUARTER 2009 RESULTS

•	Consolidated Comparable Store Sales increase of 5.3%

•	CSK Comparable Store Sales increase of 5.2%

•	58% increase in adjusted EPS

Springfield, MO, October 28, 2009 — O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced record revenues and earnings for the third quarter ended September 30, 2009.

Sales for the three months ended September 30, 2009, totaled $1.26 billion, up 13% from $1.11 billion for the same period a year ago. Gross profit for the third quarter of 2009 increased to $611 million (or 48.5% of sales) from $507 million (or 45.6% of sales) for the third quarter of 2008, representing an increase of 20%. Selling, General and Administrative (“SG&A”) expenses increased to $461 million (or 36.7% of sales) for the third quarter of 2009 from $415 million (or 37.3% of sales) for the third quarter of 2008, representing an increase of 11%.

Net income for the third quarter ended September 30, 2009, totaled $87 million, up 111% from $41 million for the same period in 2008. Diluted earnings per common share for the third quarter of 2009 increased 103% to $0.63 on 138.7 million shares compared to $0.31 for the third quarter of 2008 on 133.1 million shares.

Sales for the first nine months of 2009 totaled $3.67 billion, up 49% from $2.46 billion for the same period a year ago. Gross profit for the first nine months of 2009 increased to $1.76 billion (or 47.8% of sales) from $1.11 billion (or 45.2% of sales) for the same period a year ago, representing an increase of 58%. SG&A expenses increased to $1.34 billion (or 36.6% of sales) for the first nine months of 2009 from $858 million (or 34.8% of sales) for the same period a year ago, representing an increase of 57%.

Net income for the first nine months of 2009 totaled $236 million, up 64% from $144 million for the same period a year ago. Diluted earnings per common share for the first nine months of 2009 increased 45% to $1.71 on 137.4 million shares compared to $1.18 a year ago on 122.1 million shares.

“We are proud to announce another very profitable quarter, highlighted by a 58% increase in adjusted diluted earnings per share and a 103% increase in diluted earnings per share,” Greg Henslee, CEO and Co-President commented. “These results were driven by a solid consolidated comparable store sales increase of 5.3% and continued improvement in our gross margin results fueled by improved acquisition costs as the result of our increased purchasing power. Our comparable store sales increase for stores on the O’Reilly system of 5.3% consisted of: another strong performance from the core O’Reilly stores of 6.8%; an acceleration of comps in the 123 converted Checker Stores from a 3.4% decrease in the second quarter to an increase of 5.2% in the third quarter as we show significant progress in our core hard parts categories and gain momentum with our professional installer programs; and a comparable store sales decrease of 13.0% at the 141 Murray’s stores. We continue our work to transition the Murray’s stores to our business model in the face of the difficult economic environment in those markets. The comparable store sales increase at the nonconverted stores still on the CSK system improved to 5.2% as the enhancements to the back room product offering neared completion and gained significant traction.”

Comparable store sales for stores operating on the O’Reilly systems increased 6.4% for the first nine months of 2009. Comparable store sales for stores operating on the legacy CSK systems increased 2.9% for the first nine months of 2009. Consolidated comparable store sales increased 5.2% for the first nine months of 2009.

Henslee added, “I would like to thank the over 44,000 members of Team O’Reilly for their dedication to preserving the O’Reilly culture. The industry-leading customer service we provide our DIFM and DIY customers creates the opportunities required for our continued long term success.”

“With the opening of 32 new stores in 16 states during the third quarter, our total store count grew to 3,415 stores,” Ted Wise, COO and Co-President stated. “Total new store growth through the end of the quarter reached 140 stores, which brings us within ten stores of our goal of 150 new store openings for the year. The August relocation of our Kansas City distribution center was successful and allows for greater accuracy as well as increased productivity with the implementation of our computerized warehouse management system in the new DC.”

Mr. Wise added, “Our dedicated store conversion teams completed front-room merchandise changeovers in our Murray’s locations during the third quarter, which concluded the first phase of the CSK store conversion plan. Our western distribution system expansion is on track, with the first of four new DCs scheduled to open in early November in Seattle, Washington. Following this opening, the Southern California DC is scheduled to open in January 2010, the Denver, Colorado, DC in March 2010 and the Salt Lake City, Utah, DC in May 2010. Coinciding with each DC opening, we expect to convert approximately 30 CSK stores per week to the O’Reilly systems and distribution model, which includes increased access to a wider range of parts as well as nightly inventory replenishment to each store.”

The Company’s results for the third quarter ended September 30, 2008, include charges related to the July 11, 2008, acquisition of CSK Automotive, Inc. (“CSK”). These charges include one-time costs for prepayment and extinguishment of existing O’Reilly debt, commitment fees for an unused interim financing facility, a one-time adjustment to the tax liabilities resulting from the acquisition of CSK and a non-cash charge to amortize the value assigned to CSK’s trade names and trademarks, which will be amortized over a period coinciding with the anticipated conversion of CSK store locations. The Company’s third quarter ended September 30, 2009, results include a non-cash charge to amortize the value assigned to CSK’s trade names and trademarks, which will be amortized over the next approximately one year, to coincide with the anticipated conversion of CSK branded store locations to O’Reilly branded locations. Adjusted diluted earnings per share, excluding the impact of the acquisition related charges, increased 58% to $0.63 for the third quarter of 2009 from $0.40 for the same period one year ago. The table below outlines the impact of the acquisition related charges for the three months ended September 30, 2009 and 2008:

	Net Income		Diluted Earnings Per Share
	For the Three Months Ended September 30,		For the Three Months Ended September 30,
	2009	2008	2009	2008
Net income excluding acquisition related charges	$87,944	$53,055	$0.63	$0.40
Acquisition related charges:
Debt prepayment costs, net of tax	—	4,412	—	0.03
Commitment fee for interim financing facility, net of tax	—	2,558	—	0.02
Adjustments to tax liabilities	—	3,142	—	0.02
Amortization of trade names and trademarks, net of tax	719	1,544	—	0.02

Net income and diluted EPS	$87,225	$41,399	$0.63	$0.31

Adjusted diluted earnings per share, excluding the impact of the acquisition related charges, increased 37% to $1.74 for the first nine months of 2009 from $1.27 for the same period one year ago. The table below outlines the impact of the acquisition related charges for the nine months ended September 30, 2009 and 2008:

	Net Income		Diluted Earnings Per Share
	For the Nine Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income excluding acquisition related charges	$238,757	$155,174	$1.74	$1.27
Acquisition related charges:
Debt prepayment costs, net of tax	—	4,412	—	0.04
Commitment fee for interim financing facility, net of tax	—	2,558	—	0.02
Adjustments to tax liabilities	—	3,142	—	0.02
Amortization of trade names and trademarks, net of tax	3,182	1,544	0.03	0.01

Net income and diluted EPS	$235,575	$143,518	$1.71	$1.18

The Company estimates diluted earnings per share for the fourth quarter of 2009 to range from $0.47 to $0.51 and estimates diluted earnings per share for the year ended December 31, 2009, to range from $2.18 to $2.22. Excluding the expected impact of acquisition charges for trade names and trademarks related to the acquisition of CSK of $0.03 for the year ended December 31, 2009, adjusted diluted earnings per share is expected to range from $2.21 to $2.25.

Comparable store sales estimates for the fourth quarter of 2009 are listed below:

Three Months Ended
December 31, 2009

O’Reilly Branded & Converted	2.0% to 4.0%
CSK Branded	3.0% to 5.0%
Consolidated	2.0% to 4.0%

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). The Company does not, and nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of non-cash acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation table.

The Company will host a conference call October 29, 2009, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website, www.oreillyauto.com, by clicking on “Investor Relations” and then “News Room.” A replay of the call will also be available on the Company’s website following the conference call. Interested analysts are invited to join the call. The dial-in number for the call is (706) 679-5789 and the conference call ID number is 33120685.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,415 stores in 38 states as of September 30, 2009.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation (“CSK”), weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2008, for additional factors that could materially affect our financial performance.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878 or
Ashley Clark (417) 874-7249

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2009	September 30, 2008	December 31, 2008
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$29,535	$26,410	$31,301
Accounts receivable, net	111,862	108,661	105,985
Amounts receivable from vendors	66,788	56,935	59,826
Inventory	1,856,049	1,517,744	1,570,144
Deferred income taxes	76,344	50,751	64,028
Other current assets	34,082	41,848	44,149

Total current assets	2,174,660	1,802,349	1,875,433

Property and equipment, at cost	2,263,873	1,860,550	1,939,532
Accumulated depreciation and amortization	591,637	455,813	489,639

Net property and equipment	1,672,236	1,404,737	1,449,893

Notes receivable, less current portion	13,282	22,877	21,548
Goodwill	744,375	655,886	720,508
Deferred income taxes	—	30,733	28,767
Other assets, net	76,558	108,565	97,168

Total assets	$4,681,111	$4,025,147	$4,193,317

Liabilities and shareholders’ equity
Current liabilities:

Accounts payable	$889,030	$757,080	$736,986
Income taxes payable	—	4,123	9,951
Self-insurance reserve	68,939	62,034	65,170
Accrued payroll	52,520	72,933	60,616
Accrued benefits and withholdings	46,812	31,170	38,583
Other current liabilities	149,853	117,606	134,064
Current portion of long-term debt	10,157	8,257	8,131

Total current liabilities	1,217,311	1,053,203	1,053,501

Long-term debt, less current portion	693,516	657,131	724,564
Deferred income taxes	4,928	—	—
Other liabilities	166,109	124,320	133,034

Shareholders’ equity:
Common stock, $0.01 par value:

Authorized shares – 245,000,000
Issued and outstanding shares – 137,124,907 as of September 30, 2009; 134,470,192 as of September 30, 2008; and 134,828,650 as of December 31, 2008	1,371	1,345	1,348
Additional paid-in capital	1,029,015	890,221	949,758
Retained earnings	1,578,200	1,299,911	1,342,625
Accumulated other comprehensive loss	(9,339)	(984)	(11,513)

Total shareholders’ equity	2,599,247	2,190,493	2,282,218

Total liabilities and shareholders’ equity	$4,681,111	$4,025,147	$4,193,317

Note: The balance sheet at December 31, 2008, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales	$1,258,239	$1,111,272	$3,673,365	$2,461,922
Cost of goods sold, including warehouse and distribution expenses	647,684	604,066	1,916,371	1,349,125

Gross profit	610,555	507,206	1,756,994	1,112,797
Selling, general and administrative expenses	461,359	414,735	1,344,787	857,782

Operating income	149,196	92,471	412,207	255,015
Other income (expense), net:
Debt prepayment costs	—	(7,157)	—	(7,157)
Interim facility commitment fee	—	(4,150)	—	(4,150)
Interest expense	(11,086)	(10,860)	(34,107)	(13,068)
Interest income	340	510	1,127	2,599
Other, net	825	335	1,698	679

Total other income (expense), net	(9,921)	(21,322)	(31,282)	(21,097)

Income before income taxes	139,275	71,149	380,925	233,918
Provision for income taxes	52,050	29,750	145,350	90,400

Net income	$87,225	$41,399	$235,575	$143,518

Net income per common share – basic	$0.64	$0.31	$1.73	$1.18

Net income per common share – assuming dilution	$0.63	$0.31	$1.71	$1.18

Weighted-average common shares outstanding	136,774	132,196	135,869	121,133

Adjusted weighted-average common shares outstanding – assuming dilution	138,704	133,081	137,442	122,073

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended
	September 30,
	2009	2008
Net cash provided by operating activities	$288,980	$289,297

Investing activities:
Cash component of acquisition price of CSK Automotive, Inc., net of cash acquired	—	(32,529)
Purchases of property and equipment	(317,195)	(260,224)
Proceeds from sale of property and equipment	2,586	1,675
Payments received on notes receivable	4,244	3,866
Other	(4,466)	(1,550)

Net cash used in investing activities	(314,831)	(288,762)

Financing activities:
Proceeds (payments) on asset-based revolving debt	(29,200)	547,750
Payment of debt issuance costs	—	(43,123)
Principal payments on other debt and capital leases	(7,112)	(535,880)
Debt prepayment costs	—	(7,157)
Issuance cost of equity exchanged in CSK acquisition	—	(1,216)
Net proceeds from issuance of common stock	51,004	16,441
Tax benefit of stock options exercised	8,973	1,525
Other	420	(20)

Net cash provided by (used in) financing activities	24,085	(21,680)

Net decrease in cash and cash equivalents	(1,766)	(21,145)
Cash and cash equivalents at beginning of period	31,301	47,555

Cash and cash equivalents at end of period	$29,535	$26,410

Supplemental non-cash disclosure
Issuance of common stock to acquire CSK	$—	$412,237
Fair Value of converted CSK stock options and restricted stock	$—	$5,727

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	September 30,
	2009	2008
Inventory turnover (1)	1.5	1.6
Inventory turnover, net of payables (2)	2.8	3.1

AP to inventory (3)	47.9%	49.9%
Debt-to-capital (4)	21.3%	23.3%
Return on equity (5)	11.9%	11.2%
Return on assets (6)	6.5%	7.2%

	Three Months Ended
	September 30,
	2009	2008
Other Information (in thousands):
Capital Expenditures	$86,023	$134,470
Depreciation and Amortization (7)	$37,036	$31,221
Interest Expense	$11,086	$22,167
Lease and Rental Expense	$57,060	$51,316

Sales per weighted-average square foot (8)	$51.84	$50.18

Square footage (in thousands)	24,136	23,112

Sales per weighted-average store (in thousands) (9)	$366	$349

Total employment	44,435	40,512

	Store Count
	O’Reilly	Checker	Schuck’s	Kragen	Murray’s	Total

January 1, 2008	1,830	—	—	—	—	1,830
New	154	2	1	1	—	158
CSK Acquisition	—	489	217	495	141	1,342
Merged	—	(35)	—	—	—	(35)
Converted	51	(51)	—	—	—	—
Closed	(4)	(3)	(2)	(1)	—	(10)

December 31, 2008	2,031	402	216	495	141	3,285
New	139	—	1	—	—	140
Merged	—	(6)	—	—	—	(6)
Converted	213	(72)	—	—	(141)	—
Closed	—	(2)	—	(2)	—	(4)

September 30, 2009	2,383	322	217	493	—	3,415

(1)	Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.
(2)	Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.
(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average shareholders’ equity. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.
(6)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average total assets. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Includes acquisition-related amortization of trade names and trademarks.
(8)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(9)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Adjusted net income	$87,944	$53,055	$238,757	$155,174

Debt prepayment costs, net of tax	—	4,412	—	4,412
Commitment fee for interim financing facility, net of tax	—	2,558	—	2,558
Adjustments to tax liabilities	—	3,142	—	3,142
Trade names and trademarks amortization, net of tax	719	1,544	3,182	1,544

Net income (GAAP)	$87,225	$41,399	$235,575	$143,518

Adjusted weighted-average common shares outstanding – assuming dilution	138,704	133,081	137,442	122,073

Adjusted net income per share – diluted (Non-GAAP)	$0.63	$0.40	$1.74	$1.27

Net income per share – diluted (GAAP)	$0.63	$0.31	$1.71	$1.18